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                                                                     EXHIBIT 5.1


                    [LETTERHEAD OF CAHILL GORDON & REINDEL]



                                        September 24, 1997



Atlas Air, Inc.
538 Commons Drive
Golden, Colorado  80401

                                                                  (212) 701-3000


Ladies and Gentlemen:

        We have examined a copy of the Registration Statement on Form S-4 (No.
333-      ) (the "Registration Statement"), filed by Atlas Air, Inc. (the
"Company") with the Securities and Exchange Commission (the "Commission") on September 24, 1997 and relating to the registration pursuant to the provisions of the Securities Act of 1933, as amended (the "Act"), of up to $150,000,000 principal amount of 10 3/4% Notes due 2005 (the "New Notes"). The New Notes, which upon the effectiveness of the Registration Statement will be registered under the Act, will be issued in exchange for a like principal amount of the Company's outstanding 10 3/4% Notes due 2005 (the "Old Notes"), which are not registered under the Act. The New Notes will be issued pursuant to an Indenture (the "Indenture") dated as of August 13, 1997, between the Company and State Street Bank & Trust Company. In rendering this opinion, we have reviewed such documents and made such investigations as we have deemed appropriate.

        Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:





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        The New Notes have been duly authorized for issuance and, when duly executed, authenticated, registered, issued and delivered in exchange for Old Notes of a like principal amount, in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors' rights and remedies generally and subject to general principles of equity.

        We are members of the bar of the State of New York and do not purport to be experts in, or to express any opinion concerning, the laws of any jurisdiction other than the law of the State of the New York, the Delaware General Corporation Law and the federal laws of the United States of America.

        Neither this opinion nor any part hereof may be delivered to, used or relied upon by any person other than you without our prior written consent.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement and related prospectus. Our consent to such reference does not constitute a consent under
Section 7 of the Securities Act, and in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under said Section 7 or under the rules and regulations of the Commission thereunder.

                                                Very truly yours,


                                                /s/ CAHILL GORDON & REINDEL
                                                --------------------------------
                                                Cahill Gordon & Reindel